Exhibit 99.1

Molecular Pharmacology (USA) Limited 8721 Santa Monica Blvd., Suite 1023 Los Angeles, CA 90069-4507
Symbol: MLPH

Molecular Pharmacology Begins Clinical Trial of new topical compound for Pain and Inflammation

MPL-TLB100 is the first trial candidate to emerge from MPL's analgesic and anti-inflammatory product platform.

December 16, 2005.

FOR IMMEDIATE RELEASE

Los Angeles, CA - December 16, 2005 - Molecular Pharmacology (USA) Limited (OTCBB: MLPH) announced today that approval had been received from the Medical Ethics Committee of the Curtin University of Technology in Australia, for the commencement of a human clinical trial of MPL-TLB100, the first drug candidate to emerge from MPL's newly acquired analgesic and anti-inflammatory product compound.

The trial will be conducted in Australia by Professor Tony Wright, Head of the Department of Physiotherapy, Curtin University of Technology. MPL-TLB100 will be tested for the treatment of lateral epicondylitis, also known as "tennis elbow," a common and painful over-use injury in which the muscles and tendons on the outside of the elbow become inflamed and tender. MPL-TLB100 is the first of several products based on the proprietary MPL-TL compound (tripeptofen) that will be entered into clinical testing. Additional trial sites and indications are being planned in Australia, Singapore and the United States.

"The move to clinical trials provides us with an opportunity to confirm that the unique analgesic and anti-inflammatory properties of MPL-TLB100. We believe are working with a new molecular entity and mode of action and its very exciting to see so much work coming to fruition. We look forward to registering more trial sites and more indications throughout Australian, South East Asian and United States centers in the near future." said Jeff Edwards, MPL-USA Technical Director.

The trial was negotiated and will be coordinated by Molecular Pharmacology Limited, an Australian company which MPL USA entered into a share purchase agreement to acquire in November 2005. MPL USA holds the worldwide exclusive license to manufacture, market and distribute topical anti-inflammatory and analgesic products based on the proprietary MPL-TL compound. MPL USA will coordinate with research partners in Singapore and Australia the development of MPL-TLB100 and other compounds based on MPL-TL. Australia and Singapore have been recognized as among the most effective and efficient locations for clinical trial development in the world. MPL USA will oversee the commercialization of the MPL-TL drug candidates.

About Molecular Pharmacology (USA) Limited

Molecular Pharmacology (USA) Limited (OTCBB: MPLH) is a public biotechnology company dedicated to the discovery and development of analgesic and anti-inflammatory products based on the proprietary MPL-TL compound.  MPL USA holds the exclusive worldwide rights to develop new and fast-acting analgesic and anti-inflammatory products based on MPL-TL.  For more information on MPL USA, please visit www.mpl-usa.com.

For further information please contact:

Ian Downs
Molecular Pharmacology (USA) Limited
Telephone: 888-327-4122

Forward-Looking Statements

Certain statements made in this document are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate", "may" and similar words indicating uncertainty in facts and figures. Although MPL believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Actual results could differ materially from those  projected in the forward-looking statements as a result of factors, including: uncertainties associated with  product development, the risk that products that appeared promising  in early development phases do not demonstrate efficacy in clinical studies and trials, the risk that MPL will not obtain approval to  market its products and ingredients as envisaged, the risks associated with dependence upon key  personnel and the need for additional financing.